CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 31, 2016, relating to the financial statements and financial highlights of WSTCM Sector Select Risk-Managed Fund (formerly known as, WST Asset Manager – U.S. Equity Fund) and WSTCM Credit Select Risk-Managed Fund (formerly known as, WST Asset Manager – U.S. Bond Fund), each a series of WST Investment Trust, for the year ended August 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
December 28, 2016